PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FOURTH QUARTER 2013 RESULTS

DALLAS, TEXAS …March 5, 2014 … CompX International Inc. (NYSE MKT: CIX) announced today sales of $22.3 million for the fourth quarter of 2013 compared to $19.3 million in the same period of 2012.  Operating income was $2.0 million in the fourth quarter of 2013 compared to nil in the same period in 2012.  Income from continuing operations after tax was $1.3 million, or $0.11 per diluted share, for the fourth quarter of 2013 compared to $600,000, or $0.05 per diluted share, in the same period of 2012.

Net sales for the year ended December 31, 2013 were $92.0 million compared to $83.2 million in the previous year.  Operating income was $9.3 million for the year ended December 31, 2013 compared to $5.4 million for 2012.  Income from continuing operations after tax was $6.0 million, or $0.49 per diluted share, for the year ended December 31, 2013 compared to $3.5 million, or $0.28 per diluted share, for the year ended December 31, 2012.

Net sales increased for both the fourth quarter and full year of 2013 primarily due to a higher demand for high security pin tumbler locks within the Security Products segment, and to a lesser extent from an increase in Marine Component sales as a result of penetration into new markets outside of the high performance boat market.  Operating income increased for the fourth quarter of 2013 primarily due to the net effects of:

•	Higher demand for our Security Product segment’s high security pin tumbler locks in the fourth quarter of 2013;
•	The loss on the sale of an asset held for sale in the fourth quarter of 2012 of approximately $757,000; and
•	The negative impact of an increase in self-insured medical expenses in the fourth quarter of 2013 of approximately $325,000.

Operating income increased for the year ended December 31, 2013 compared to the same period in 2012 primarily due to the net effects of:
•	Higher demand for our Security Product segment’s high security pin tumbler locks in 2013;
•	The write-down and loss on the sale of assets held for sale in 2012 aggregating approximately $1.2 million; and
•	The negative impact of an increase in self-insured medical expenses in 2013 of approximately $598,000.

 “We are pleased with our overall sales growth as a result of our continuous efforts to provide market leading quality products and customer service to an increasingly diversified customer base,” commented David A. Bowers, President & CEO.  “The efficient management of our cost structure combined with our sales growth contributed significantly to the improvement in our operating income.  Looking forward to 2014, while we anticipate that the market may continue to be influenced by ongoing economic uncertainty, we will continue to focus on prudent management of costs and a diligent attention to meeting customer needs through product innovation, quality and service.”

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, competitive products and prices, uncertainties associated with the development of new product features, potential difficulties in integrating future acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, the impact of employee healthcare benefit related regulations, potential difficulties with implementing new enterprise wide software, and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2013	2012	2013
	(Unaudited)

Net sales	$19.3	$22.3	$83.2	$92.0
Cost of goods sold	13.8	15.9	58.9	64.5
Gross profit	5.5	6.4	24.3	27.5
Selling, general and administrative expense	4.7	4.4	17.7	18.2
Write-down and loss on disposal of
assets held for sale	0.8	-	1.2	-
Operating income	-	2.0	5.4	9.3
Other non-operating expenses, net	(0.1)	-	(0.5)	(0.1)
Income from continuing operations
before taxes	(0.1)	2.0	4.9	9.2
Provision (benefit) for income taxes	(0.7)	0.7	1.4	3.2
Income from continuing operations	0.6	1.3	3.5	6.0

Discontinued operations, net of tax:
Income from operations	0.5	-	3.8	-
Gain on disposal of discontinued operations	27.6	-	27.6	-

Net income	$28.7	$1.3	$34.9	$6.0

Net income per diluted common share:
Continuing operations	$0.05	$0.11	$0.28	$0.49
Discontinued operations:
Income from operations	0.04	-	0.31	-
Gain on disposal of discontinued operations	2.23	-	2.23	-

Net income	$2.32	$0.11	$2.82	$0.49

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2012	2013
Assets

Current assets:
Cash and equivalents	$63.8	$38.8
Accounts receivable, net	8.5	8.5
Inventories, net	11.2	13.2
Deferred income taxes and other	7.1	3.1
Total current assets	90.6	63.6

Goodwill	23.7	23.7
Net property and equipment	33.7	33.8
Other noncurrent assets	2.2	0.6

Total assets	$150.2	$121.7

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of long-term debt	$1.0	$-
Accounts payable and accrued liabilities	11.1	9.7
Income taxes	12.2	0.4
Other	0.1	-
Total current liabilities	24.4	10.1

Long-term debt	17.5	-
Deferred income taxes	6.2	6.9
Stockholders’ equity	102.1	104.7

Total liabilities and stockholders’ equity	$150.2	$121.7